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                                                                   EXHIBIT 10.54


                               SECOND AMENDMENT TO
                              EMPLOYMENT AGREEMENT


         THIS SECOND AMENDMENT is entered into as of April 1, 1998 by and between IMC MORTGAGE COMPANY, a Florida corporation (the "Company") and STUART
D. MARVIN (the "Executive").

                                   Background

         A. Industry Mortgage Company, L.P., a Delaware limited partnership (the "Limited Partnership") entered into an employment agreement dated as of August 1, 1996 with the Executive which is amended by a First Amendment thereto dated October 3rd , 1997 pursuant to which all obligations of the limited partnership were assumed by the Company and pursuant to which certain further changes were made (which agreement as amended is called the "Existing Agreement"); and

         B. The parties wish to further amend the Existing Agreement to incorporate the changes set forth below relating to the payment of deferred compensation to the Executive.

         NOW, THEREFORE, in consideration of the mutual benefits to be derived herefrom, the parties hereto agree that the Existing Agreement is hereby further modified as follows:

         1. Automatic Renewal. The following provision is hereby added to
Section 3 of the Existing Agreement:

                     3.6 Automatic Extension. This Agreement shall be automatically extended for successive three (3) year periods at the end of the initial and each extended term thereafter, unless either party provides written notice of termination to the other party at least six
         (6) months prior to the expiration of the initial or such extended term, respectively. In the event the Company terminates this Agreement or fails to renew this Agreement or does not permit the automatic extension to occur at the end of any term hereof, Executive shall be entitled to receive his Deferred Compensation under section 4.2 hereof.


         2. Deferred Compensation. The following provision is hereby adopted in substitution of Section 4.2 of the Existing Agreement ("Deferred Compensation") and shall hereafter govern the provisions of the Agreement:

                     4.2  Deferred Compensation.

                          (a) When Due. Executive (or his estate as the case
                  may be) shall be


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                  entitled to the Deferred Compensation as calculated in the event that Executive's employment is terminated for any of the following reasons herein: (i) death of Executive; (ii) termination by the Company without cause pursuant to Section 3.3; (iii) termination by Executive upon default by the Company pursuant to Section 3.4; (iv) termination by Executive after a Change of Control pursuant to Section 3.5; (vi) termination by the Company pursuant to Section 3.6, or (vii) termination by the Company pursuant to Section 5.1.

                           (b) Amount. The Deferred Compensation shall be the
                  amount ("Base Deferred Compensation") which is calculated as the greater of (i) the Base Salary payments Executive would have received had his employment continued for the remaining term of this Agreement (including yearly increases calculated at the maximum increase for the prior three years); or (ii) an amount equal to 150% of the highest compensation earned by Executive in any of the past three calendar years (including both Base Salary and Bonus Compensation, including any compensation paid under the Executive Officer Unregistered Stock Plan), with compensation for calendar year 1997 being treated as including Bonus Compensation equal to three hundred percent of Executive's Base Salary is the Base Salary was at the end of 1997. In addition to the Base Deferred Compensation, Executive shall be entitled to the following (which, together with the Base Deferred Compensation shall be collectively called the "Deferred Compensation") all of the benefits and personal perquisites otherwise provided in this Agreement (including automobile expenses) during that period of time which is the greater of (i) the remaining term of this Agreement, or (ii) two years (the "Deferral Period"). The Deferred Compensation herein shall be deemed liquidated damages resulting from the Company's termination of this Agreement and shall be Executive's sole and exclusive remedy for any such termination. Deferred Compensation shall not be diminished or offset by reason of any earnings by Executive subsequent to the date of termination.

                           (c) Payment of Deferred Compensation. Except as
                  provided below, the Deferred Compensation shall be paid in monthly installments over the thirty-six (36) months following the event giving rise to a Deferred Compensation. If such termination is a result of the death of Executive, the initial Deferred Compensation shall be made within fifteen (15) days after the personal representative of Executive's estate notifies the Company that Letters of Administration have been filed in the probate proceeding. The Company shall have the option at all times during the term of this Agreement to maintain key man life insurance on Executive's life to cover the cost of any Deferred Compensation due to Executive. If such key man life insurance is maintained, and the Deferred Compensation is due as a result of Executive's death, the Deferred Compensation shall be paid 100% in cash upon Executive's death.

         3. Ratification as to Other Respects. The Existing Agreement is hereby ratified and confirmed and remains in full force and effect in all respects except as hereby modified.


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         IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.


                                       IMC MORTGAGE COMPANY


                                       By: /s/ George Nicholas
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                                          George Nicholas, Chairman


                                        /s/ Stuart D. Marvin
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                                       STUART D. MARVIN, Executive






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